Exhibit 99.1

The Knot Reports Third Quarter 2009 Financial Results

--Net revenue grows 4% as merchandising revenue increases 30% over third quarter 2008--

--Local online advertising revenue up 4% compared to third quarter 2008--

--Conference Call Today at 4:30 p.m. ET Dial-In (866) 430-3457 (ID #38627714)--

NEW YORK--(BUSINESS WIRE)--November 5, 2009--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its third quarter and nine months ended September 30, 2009.

Third Quarter 2009 Summary Results

For the third quarter ended September 30, 2009, The Knot reported net revenue of $28.2 million compared with net revenue of $27.0 million for the third quarter of 2008, an increase of 4%.

Revenue from national and local online advertising programs increased 1% over the prior year’s third quarter with a 4% increase in local online advertising revenue, more than offsetting a 3% decline in national online advertising. Merchandise revenue from the sale of wedding supplies grew 30%, primarily due to revenue contributed by the ecommerce company acquired in the second quarter of 2009. Registry services revenue was flat and publishing and other revenue declined 18% compared to the prior year’s quarter.

Operating income for the third quarter of 2009 was $1.6 million, a decline from operating income of $2.7 million for the third quarter of 2008. The year-over-year decline in operating income was primarily due to increased operating expenses related to bad debts, stock-based compensation, amortization of the Macy’s intangible asset, our acquisitions, and the newly formed software development center in China.

Net income for the third quarter of 2009 was $771,000 or $0.02 per basic and diluted share compared to net income of $2.2 million or $0.07 per basic and diluted share for the third quarter of 2008. The largest contributor to the decline in net income was interest income. Interest earned on the Company’s cash and investments declined by $733,000 compared to the third quarter of 2008 due to lower interest rates.

The Company’s balance sheet reflects cash and cash equivalents of $82.9 million and short-term investments of $46.0 million. The Company reclassified approximately $43 million in long-term investments, consisting entirely of auction rate securities, to short-term investments, as these investments will be redeemable at par beginning on June 30, 2010, under the Company’s settlement agreement with UBS. The Company has no debt.

“This quarter we were pleased with the results in local online advertising and merchandising revenue, and we are hopeful that stabilizing trends in registry will continue. However, national online and print advertising continue to be a challenge,” said Chief Executive Officer David Liu. “Operationally, our focus is shifting from upgrading our systems to new product development, which we believe will allow us to uniquely capitalize on opportunities created by shifting media usage and a changing competitive landscape during this economic downturn.”

Recent Developments

  The Company launched another 60 niche websites to reach a total of 220 sites launched since January 2009. With this latest batch, the Company exceeded its full-year goal of 200 new sites three months ahead of schedule. The niche sites are powered by the Company’s new content management system and are designed to provide targeted content for brides and increased exposure for local advertisers. In September, the niche network added 20.7% more visits to the Company’s local media on TheKnot.com.
  Target became a registry partner during the quarter. Under the new agreement, Target’s registries will now appear in searches conducted through the Company’s patented registry search tool on WeddingChannel.com.
  Gift Registry 360, the Company’s universal registry service, launched inside the Weddingbook application on Facebook in August. The tool allows engaged couples to manage registries with multiple retailers from a single list and add products from anywhere on the web. The platform launched with five marquee retail partners whose objective is to capture wedding gift purchases through the Facebook platform.
  TheKnot.com.au launched in October through the Company’s licensing partnership with Australia-based Independent Digital Media. The site features a comprehensive mix of international and locally produced editorial content.
  The vendor dashboard launched in September, allowing local advertisers to manage their own profiles and view reporting from a brand-new online portal. The Company plans to add the ability to buy and bid on advertising inventory in the future.
  In July, the Company launched an iPhone application called Wedding911 by The Knot, which allows users to post and answer wedding planning questions from their iPhones. The application launched with a sponsorship from a major national advertiser.

Third Quarter and Year-to-Date 2009 Financial Highlights

“We continue to benefit from our recent ecommerce acquisition, which is offsetting the declines in our national online and print advertising businesses,” Chief Financial Officer John Mueller said. “We plan to use our cash to make acquisitions as opportunities arise, and strategic investments in product development to leverage our brands and technology and continue growing the Company over the long term.”

  For the nine months ended September 30, 2009, The Knot reported net revenue of $81.4 million, 2% higher than the prior year period of $79.5 million.

  For the nine months ended September 30, 2009, net income was $1.2 million or $0.04 per basic and diluted share compared to net income of $5.1 million or $0.16 per basic and diluted share in 2008.
  National online advertising revenue was $5.4 million and $15.3 million for the three and nine months ended September 30, 2009, respectively, compared to $5.6 million and $15.7 million for the corresponding periods in 2008.
  Local online advertising revenue was $8.7 million and $25.9 million for the three and nine months ended September 30, 2009, respectively, as compared to $8.3 million and $24.6 million for the corresponding periods in 2008.
  Merchandise revenue from the sale of wedding supplies was $7.5 million and $20.7 million for the three and nine months ended September 30, 2009, respectively, as compared to $5.8 million and $17.5 million for the corresponding periods in 2008. The ecommerce company acquisition completed in May contributed approximately $2.0 million of revenue in the third quarter. The Company anticipates that this acquisition will add $700,000 of incremental revenue at a gross margin of approximately 50%, and an additional $400,000 of operating expenses for the fourth quarter of 2009.
  Gross profit margin was 78.1% for the three months and 78.7% for the nine months ended September 30, 2009, compared to 81.1% and 80.7% in the corresponding periods in 2008.
  Operating expenses were $20.4 million and $61.7 million for the three and nine months ended September 30, 2009, respectively, as compared to $19.1 million and $58.8 million for the corresponding periods in 2008. The increase in operating expenses for the nine-month period is primarily related to bad debts, stock-based compensation, amortization of the Macy’s intangible asset, our acquisitions, the newly formed software development center in China, and employee compensation offset by declines in travel and entertainment and recruiting.
  Stock-based compensation expense was $1.1 million and $3.2 million for the three and nine months ended September 30, 2009, respectively, as compared to $549,000 and $2.4 million for the corresponding periods in 2008.
  Net cash provided by operating activities was $11.9 million for the nine months ended September 30, 2009, while capital expenditures amounted to $1.8 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, November 5, 2009, to discuss its third quarter 2009 financial results. Participants should dial in (866) 430-3457 Reference #38627714 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #38627714.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is a leading lifestage media company targeting couples planning their weddings and future lives together. Its flagship brand, The Knot, is the nation's leading wedding resource, reaching more than a million engaged couples each year through the #1 wedding website, TheKnot.com. Extensions of The Knot brand include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The Company’s website, WeddingChannel.com, is the most visited wedding gift registry website. The Nest brand focuses on the newlywed lifestage with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, and The Nest magazine. The Bump brand focuses on the pregnancy and first-time parenthood lifestage with TheBump.com website and The Bump local guides. Also under the company’s umbrella are WeddingTracker.com, GiftRegistryLocator.com, party-planning site PartySpot.com, Breastfeeding.com, local baby services and community site LilaGuide.com, and WedSnap, the developer of the Weddingbook and Mommyhood applications on Facebook.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenues to survive over the long term, (ii) our history of losses, (iii) the significant fluctuation to which our quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) our dependence on a limited number of customers, and in particular, Macy’s, for a significant portion of our revenues, (vi) the dependence of our registry services business on the continued use of the WeddingChannel.com website by our retail partners, (vii) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (viii) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$82,871	$61,488
Short-term investments	46,043	12,987
Accounts receivable, net	9,006	9,381
Accounts receivable from affiliate	947	351
Inventories	2,764	2,087
Deferred production and marketing costs	395	519
Deferred tax assets, current portion	2,614	2,310
Other current assets	2,536	2,270
Total current assets	147,176	91,393

Long-term investments	--	48,974
Property and equipment, net	6,443	8,331
Intangible assets, net	22,314	23,686
Goodwill	37,772	34,607
Deferred tax assets	19,324	22,160
Other assets	687	201
Total assets	$233,716	$229,352

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,119	$8,648
Deferred revenue	11,574	11,760
Total current liabilities	20,693	20,408
Deferred tax liabilities	8,422	10,236
Other liabilities	250	360
Total liabilities	29,365	31,004

Stockholders’ equity:
Common stock	337	323
Additional paid-in-capital	205,637	200,822
Accumulated deficit	(1,623)	(2,797)
Total stockholders’ equity	204,351	198,348
Total liabilities and stockholders’ equity	$233,716	$229,352

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$14,122	$13,949	$41,162	$40,323
Registry services	3,445	3,453	8,144	8,520
Merchandise	7,462	5,751	20,737	17,478
Publishing and other	3,144	3,830	11,318	13,134
Total net revenues	28,173	26,983	81,361	79,455

Cost of revenues	6,179	5,092	17,313	15,327

Gross profit	21,994	21,891	64,048	64,128

Operating expenses:
Product and content development	5,010	5,296	15,244	15,285
Sales and marketing	8,116	7,826	23,775	23,022
General and administrative	4,786	4,005	15,008	14,027
Depreciation and amortization	2,489	2,021	7,670	6,460
Total operating expenses	20,401	19,148	61,697	58,794

Income from operations	1,593	2,743	2,351	5,334

Loss in equity interest	(19)	--	(19)	--
Interest and other income, net	93	826	613	2,908

Income before income taxes	1,667	3,569	2,945	8,242
	896	1,329	1,771	3,132
Provision for income taxes

Net income	$771	$2,240	$1,174	$5,110

Basic earnings per share	$0.02	$0.07	$ 0.04	$ 0.16
Diluted earnings per share	$0.02	$0.07	$ 0.04	$ 0.16

Weighted average common shares outstanding
Basic	32,162	31,572	32,045	31,424
Diluted	33,361	32,709	33,039	32,632

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com